Exhibit 3.170
ARTICLES OF INCORPORATION
OF
VOCA CORPORATION OF MARYLAND
     FIRST: I, Stephen P. Matthews, whose post office address is 1025 Thomas Jefferson Street, N.W., Suite 300E, Washington, D.C. 20007, being at least eighteen years of age, hereby form a corporation under and by virtue of the general laws of the State of Maryland.
     SECOND: The name of the corporation (the “Corporation”) is VOCA Corporation of Maryland.
     THIRD: The period of its duration is perpetual.
     FOURTH: The purposes for which the Corporation is formed are:
     To operate facilities for mentally retarded and for developmentally disabled persons; and to do anything permitted by Section 2-103 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
     FIFTH: The post office address of the principal office of the Corporation is 1350 W. Fifth Avenue, Suite 214, Columbus, Ohio 43212. The MD po address is the same as the resident agent’s.
     SIXTH: The post office address of the Resident Agent of the Corporation is The Corporation Trust Incorporated 32 South Street, Baltimore, Maryland 21202.
     SEVENTH: The aggregate number of shares which the Corporation is authorized to issue is 100,000 shares, all of which shall be Class A common stock with One Dollar ($1.00) par value.
     EIGHTH: The Corporation shall have five directors, which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than three, or, if there are fewer than three shareholders, less than the number of shareholders. The persons who shall serve as directors until the first annual meeting, or until their successors are duly chosen and qualified are:

Vincent D. Pettinelli 5943 Macewen Court Dublin, OH 43017

Frank E. Murphy 4393 Shire Creek Court Columbus, OH 43220

Ray C. Anderson 13971 Copperfield Lane Pickerington, OH 43147

Cleveland Corbett 4500 Morning ride Court Columbia, MD 21043

Stephen Lewis 1937 Collingswood Road Columbus, OH 43221
     NINTH: The name and address of the incorporator is Stephen P. Matthews, 1025 Thomas Jefferson Street, N.W., Suite 300E, Washington, D.C. 20007.
     IN WITNESS WHEREOF, I have signed these Articles of Incorporation this 4th day of December, 1989 and I acknowledge the same to be my act.

/s/ Stephen P. Matthews
Stephen P. Matthews
Incorporator

VOCA CORPORATION OF MARYLAND
ARTICLES OF AMENDMENT
     VOCA Corporation of Maryland, a Maryland Corporation having its principle office located at 5323 Falmouth Road, Bethesda, Maryland 20816 (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The charter of the Corporation is hereby amended by adding to the Articles of Incorporation two additional articles, Articles TENTH and ELEVENTH, which shall read as follows:
     TENTH. The Corporation elects to have preemptive rights.
     ELEVENTH. Indemnification and Limitation of Liability.
     Section 1.
(a)   The Corporation shall indemnity any director made a party to any proceeding by reason of service in that capacity unless it is established that:
(1) The act or omission of the Director made a party to any proceeding by reason of service in that capacity unless it is established that:
(2) The Director actually received an improper personal benefit in money, property, or services; or
(3) In the case of any criminal proceeding, the Director had reasonable cause to believe that the act or omission was unlawful.
     (b)    (1) The Corporation shall indemnify such Director(s) against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the Director in connection with the proceeding. However, if the proceeding was one by or in the right of the Corporation, indemnification may not be made in respect of any proceeding in which the Director shall have been adjudged to be liable to the Corporation.
     (c)    The termination of any proceeding by judgment, order or settlement does not create a presumption that the Director did not meet the requisite standard of conduct set forth in this Article. The termination of any proceeding by conviction or plea of polo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Director did not meet the standard of conduct.
     Section 2.    The Corporation shall not indemnify a Director in respect of any proceeding charging improper personal benefit to the Director whether or not involving action in the Director’s official capacity in which the Director was adjudged to be liable on the basis that personal benefit was improperly received.
     Section 3.    The Corporation shall indemnity Directors against reasonable expenses incurred by the Director in connection with proceedings in which the Director has been successful, on the merits or otherwise, in the defense of such proceeding referred to in Section 1 of this Article Eleventh.
     Section 4.    A court of appropriate jurisdiction which may be the same court in which the proceeding involving the Director’s liability took place, upon application of a Director and such notice as the court shall require, may order indemnification in the following circumstances:
     (a)    If it determines a Director is entitled to reimbursement under Section 3 of this Article Eleventh, the court shall order indemnification in which case the Director shall be entitled to recover the expenses of securing such reimbursement; or
     (b)    If it determines that the Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Director has met the standards of conduct set forth in Section 1 of this

Article Eleventh or has been adjudged liable under the circumstances described in Section 2 of this Article Eleventh, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the Corporation or in which liability shall have been adjudged in the circumstances described in Section 2 of this Article Eleventh shall be limited to expenses.
Section 5.
     (a)    The Corporation shall not indemnify a Director under Section 1 of this Article Eleventh unless authorized for a specific proceeding after a determination has been made that indemnification of the Director is permissible in the circumstances because the Director has met the standard of conduct set forth in Section 1 of this Article Eleventh.
     (b)    The Corporation shall be made:
               (1)    By the Board of Directors by a majority vote of a quorum consisting of Directors not, at the time parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the Board consisting solely of two or more Directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full Board in which the designated Directors who are parties may participate;
               (2)    By special legal counsel selected by the Board of Directors or a committee of the Board by a majority vote of a quorum consisting of Directors, not, at the time parties to the proceeding, or, if the requisite quorum of the full Board cannot be obtained therefore and the committee cannot be established by a majority vote of the full Board in which Directors who are parties may participate.
               (3)    By the Stockholders.
(c)    Authorization of the indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in Section 4(b)(2) of this Article Eleventh for selection of such counsel.
(d)    Shares held by Directors who are parties to the proceeding may not be voted on the subject matter under this Section 5 of Article Eleventh.
Section 6.
(a)    The Corporation shall pay or reimburse reasonable expenses incurred by a Director in advance of the final disposition of the proceeding upon receipt by the Corporation of:
     (1) A written affirmation by the Director of the Director’s good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized in this Article Eleventh has been met; and
     (2) A written undertaking by or on behalf of the Director to replay the amount if it shall ultimately be determined that the standard of conduct has not been met.
(b)    The undertaking required by Section 6(a)(2) of this Article Eleventh shall be an unlimited general obligation of the Director but need not be secured and may be accepted without reference to financial ability to make the repayment.
(c)    Payments under this Section 6 of this Article Eleventh shall be made as provided by the Articles of Incorporation, the By-Laws or contracts or as specified in Section 5 of this Article Eleventh.

     Section 7.    The indemnification and advancement of expenses provided or authorized by this Section may not be deemed exclusive of any other rights by indemnification or otherwise, to which a Director may be entitled under the Articles of Incorporation, the By-Laws, a resolution for Stockholders or Directors an agreement or otherwise, both as to action in an official capacity or as to action in another capacity while holding such office.
     Section 8.    This Article Eleventh does not limit the Corporation’s power to pay or reimburse expenses incurred by a Director in connection with an appearance as a witness in a proceeding at a time when the Director has not been made a named defendant or respondent in the proceeding.
     Section 9.    The definitions and references contained in Maryland General Corporation Law Section 2-418 shall apply to this Article Eleventh.
     Section 10. The Corporation shall indemnify and advance expenses to officers, employees and agents of the Corporation to the same extent that it shall indemnify Directors under this Article Eleventh.
     Section 11.    The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or who, while a Director, officer, employee or agent of the Corporation is or was serving at the request of the Corporation as a Director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or rising out of such person’s position, whether or not the Corporation would have the power to indemnify against liability under the provisions of this Article Eleventh.
(a)    The Corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this Article Eleventh.
(b)    The insurance or similar protection may be provided by a subsidiary or an affiliate of the Corporation.
     Section 12.    The Corporation shall report in writing to Stockholders with the notice of the next Stockholders’ meeting or prior to the meeting any indemnification of, or advance of expenses to, a Director in accordance with this Article Eleventh, if arising out of a proceeding by or in the right of the Corporation.
     SECOND: The board of directors of the Corporation by unanimous written consent pursuant to Section 2-408 of Corporations and Associations Article of the Annotated Code of Maryland on December 31st 1992, duly adopted a resolution in which was set forth in the foregoing amendment to the charter, declaring that the said amendment of the charter was proposed advisable and directing that it be submitted for action thereon by the stockholders of the Corporation.

     THIRD: That the said amendment has been consented to and authorized by the holders of all the issued and outstanding stock of the Corporation entitled to vote, by a unanimous written consent, given in accordance with the provisions of Section 2-505 of Corporations and Associations Article of the Annotated Code of Maryland and filed with the records of stockholders meetings.
     FOURTH: The amendment of the charger of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.
     FIFTH: These Articles of Amendment shall become effective on the 31st day of December, 1992.
     IN WITNESS WHEREOF , VOCA Corporation of Maryland has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on December 31st, 1992.

VOCA Corporation of Maryland

By: /s/ Vincent D. Pettinelli, President
Witness:

/s/ Anne M. Sturtz, Secretary
     THE UNDERSIGNED, President of VOCA Corporation of Maryland, who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is and a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Vincent D. Pettinelli, President